EXECUTION VERSION

Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

Among

BARTLETT CATTLE COMPANY, L.P.

(“Seller”)

And

GREEN PLAINS CATTLE COMPANY LLC

(“Buyer”)

Dated as of July 27, 2018

Site Locations:  Tulia, Texas and Sublette, Kansas

Table of contents

iv

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT is made as of the 27th day of July, 2018 (the “Effective Date”), by and between Bartlett Cattle Company, L.P., a Texas limited partnership (“Seller”), and Green Plains Cattle Company LLC, a Delaware limited liability company (“Buyer”) (Seller and Buyer may be referred to collectively as the “Parties” or individually as a “Party”).

WHEREAS, Buyer desires to purchase from Seller, and Seller desire to sell to Buyer, the real property and certain other assets comprising feedyards currently operated by Seller at Tulia, Texas and Sublette, Kansas (each a “Feedyard” and collectively, the “Feedyards”), and Buyer is willing to assume certain obligations of Seller, all upon the terms and conditions hereinafter set forth; and,

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements herein contained, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

Certain capitalized terms used herein have the meanings set forth below.

“Accounts Receivable” shall mean trade receivables of Seller and amounts due to Seller as a result of goods sold or services provided by Seller prior to the Effective Time, including, without limitation, amounts previously billed to customers as well as unbilled amounts accrued prior to the Effective Time.

“Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.  Without limiting the generality of the foregoing, a Person shall be deemed to “own” another Person if it owns, directly or indirectly, more than 50% of the capital stock or other equity interest of such other Person generally entitled to vote, without regard to specified contingencies, for the election of directors or equivalent governing body of such other Person.

“Agreement” shall mean this Asset Purchase and Sale Agreement, including all exhibits and schedules hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

“Allocation Schedule” has the meaning set forth in Section 3.4.

“Ancillary Agreements” shall mean the Assignment and Assumption Agreements, the Conveyance Documents and the Transition Services Agreement.

“Antitrust Laws” has the meaning set forth in Section 6.13(c).

“Assignment and Assumption Agreements” shall mean the Assignment and Assumption Agreements to be executed by Seller and Buyer in the form reasonably acceptable to the Parties prior to the Closing Date.

“Assumed Obligations” has the meaning set forth in Section 2.4.

“Assumed Taxes” has the meaning set forth in Section 6.7(c).

“Balance Sheet” has the meaning set forth in Section 4.8.

“Balance Sheet Date” has the meaning set forth in Section 4.8.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Benefit Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants of Seller that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) an equity or equity-related agreement, program or plan, (d) an individual employment, consulting, severance, retention or other similar agreement or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained, contributed or required to be contributed to by Seller for the benefit of current or former employees, directors or consultants of Seller or to which Seller has any liability with respect to current or former employees, directors or consultants of Seller.

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday; or (b) any other day on which banks located in New York, New York are generally closed for business.

“Buyer” has the meaning set forth in the Preamble hereto.

“Canyon Lease” shall mean that certain lease agreement, dated as of December 1, 2009, by and between The Lair Co., Inc., as landlord, and Seller, as tenant, with respect to the property located at #1 Hunley Hills Blvd. in Canyon, Texas.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with ARTICLE 10.

“Closing Futures” shall mean the net value of any related futures accounts used for the hedging of the Inventory as of the Closing Date.

“Closing Date” shall mean the date set forth in ARTICLE 10.

“Closing Date Inventory” means the dollar value of Inventory determined in accordance with the Inventory Methodology as of the Effective Time.

“Closing Date Purchase Price” has the meaning set forth in Section 3.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Consent” has the meaning set forth in Section 4.3.

“Consideration” has the meaning set forth in Section 3.4.

“Continuing Employees” has the meaning set forth in Section 9.3.

“Contracts”  shall mean the contracts, leases, easements, licenses, sales orders, supply agreements, and any other agreements, commitments or understandings relating to the operation of the Feedyard that have been entered into by Seller prior to the Effective Time in the ordinary course of business of the Feedyard  as described on Schedule 1.1(a) to this Agreement.

“Conveyance Documents” has the meaning set forth in Section 10.2(a).

“Deductible” has the meaning set forth in Section 12.4(c).

“Deed” shall mean special warranty deeds in recordable form conveying fee simple title to the Owned Real Property to Buyer subject only to Permitted Encumbrances.

“Disclosure Schedules” shall mean the disclosures schedules annexed hereto and made a part hereof.

“Easements Rights” shall mean all of Seller’s right, title and interest in and to any easement agreements which grant Seller the right to pipelines on properties adjacent to the Owned Real Property and that are required to operate the Feedyard as it has been operated prior to the Effective Date.

 “Effective Date” shall mean the date inserted in the introductory paragraph of this Agreement.

“Effective Time” shall mean 12:01 a.m., Central Time, on the Closing Date.

“Encumbrance” shall mean any lien, option, pledge, security interest, mortgage, encroachment, right of first option, right of first refusal, or similar restriction.

“Environment” or “Environmental” shall mean soil, land surface, or subsurface strata, surface waters, groundwater, drinking water supply, stream sediments, ambient air (including indoor air), wild plant, and any other environmental medium or natural resource.

“Environmental Attributes” means any rights to surface waters, groundwater and drinking water supply that is necessary to operate the Feedyard business as operated as of the date of this Agreement.

“Environmental Law” means any applicable Law to the protection of the Environment.

“Equipment and Fixed Assets” means (a) all equipment, fixtures, and fixed assets located on the Real Property and used in the operation of the Feedyards as of the Effective Time, including, but not limited to, processing hardware; shop equipment including welders, hoists, shop tools, oil tanks, and spare parts; cattle equipment including chute side computers, cattle hospital and processing barn equipment and tools; office equipment including desks, chairs, file cabinets, telephones, telephone numbers, and fax numbers; fuel storage tanks; pipes; and pumps and (b) all Seller’s office furniture, including desks, chairs and file cabinets located on the Premises as defined in that certain Lease Agreement, effective as of December 1, 2009, by and between the Seller and The Lair Co., Inc. of P.O. Box 865, Canyon, TX 79015 for #1 Hunley Hills Blvd., Canyon, TX 79015.

“Estimated Accounts Receivable” has the meaning set forth in Section 3.3(a).

“Estimated Closing Date Inventory” has the meaning set forth in Section 3.3(a).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Taxes” has the meaning set forth in Section 6.7(b).

“Feedyard” and “Feedyards” each has the meaning set forth in the Recitals hereto.

“Feedyard Improvements” mean all buildings and other permanent improvements on the Owned Real Property including any office buildings, housing, horse barns, water tanks, drive alleys, processing barns, hospital barns, silage pits other structures, pens, hydraulic chutes, wells, well motors, well pumps, pipelines, lagoon pumps, cattle scales, grain scales, feedmill, grain storage tanks, and liquid supplement tanks.

“Final Accounts Receivable” has the meaning set forth in Section 3.3(c).

“Final Inventory” has the meaning set forth in Section 3.3(c).

“Financial Statements” has the meaning set forth in Section 4.8.

“Fraud” means, with respect to any party to this Agreement, (a) a false representation or warranty, (b) made by such Person with actual knowledge (as opposed to imputed or constructive knowledge) or belief of its falsity, (c) with an intent to deceive another party to this Agreement (as opposed to acting in an unintentional manner with respect to the making of such false representation and warranty) and (d) upon which such other party actually and reasonably relied.

“FTC” has the meaning set forth in Section 6.13(a).

“Governmental Authority” shall mean the government of the United States, or any other foreign country or any state, county, local, conservation district, provincial or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means a Liability in connection with another Person’s (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Independent Accounting Firm” means an independent public accounting firm as mutually agreed to by Buyer and Seller.

“Initial Resolution Period” has the meaning set forth in Section 3.3(c).

“Inventory” means all of the inventory of fuel (including diesel and gasoline), feeds (including grains, feed ingredients, feed additives and silage), medicines, supplies and other items customarily expended in the care and feeding of livestock, Closing Futures for livestock, Closing Futures for all commodity grains, Livestock, and all other items used in the operation of the Feedyards and located on the Owned Real Property as of the Effective Time.

“Inventory Methodology” has the meaning set forth in Section 3.3(b).

“Law” shall mean, any law, statute, code, regulation, ordinance, or rule enacted or promulgated by any Governmental Authority including and currently in full force and effect as of the date of this Agreement.

“Liability” or “Liabilities”  means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, Loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

“Litigation” has the meaning set forth in Section 4.5.

“Livestock”  means those cattle owned by Seller and listed on Schedule 1.1(e), which shall include all other livestock owned by Seller located at custom cattle feeding operations outside of the Owned Real Property.

“Loss” or “Losses” shall mean any and all damages, losses, actions, proceedings, causes of action, liabilities, claims, Encumbrances, penalties, assessments, judgments, costs and expenses including, without limitation, removal or remediation costs, sales credits, but shall not include consequential, indirect, special, exemplary, punitive or incidental damages of any kind.

“Material Adverse Effect” means, when used in connection with Seller or Buyer, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is materially adverse to the business, assets, financial condition or results of operations of such Party and its subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect: (a) any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Agreement, (v) general conditions in the industry in which such Party and its subsidiaries operate, and (vi) the announcement and pendency of this Agreement and the transactions contemplated hereby, compliance with the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor or other business partner, or departure of any employee or officer, of such Party or any of its subsidiaries, except, in the cases of clause (iii), to the extent that such Party and its subsidiaries, taken as a whole, are materially disproportionately affected thereby compared with other participants in the industries in which such Party and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect); (b) any existing event, occurrence or circumstance with respect to which a Party has knowledge as of the date hereof; and (c) any adverse change in or effect on the business of a Party and its subsidiaries that is cured by such Party before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to ARTICLE 14.

“Material Contract” has the meaning set forth in Section 4.11.

“Objection Notice” has the meaning set forth in Section 3.3(c).

“Objection Period” has the meaning set forth in Section 3.3(c).

“Owned Real Property” means real property particularly described on Exhibit A to this Agreement upon which Seller operates the Feedyard, including all Feedyard Improvements.

 “Permits” shall mean all existing permits, authorizations, licenses, certificates, and approvals under any Law or otherwise issued by any Governmental Authority relating to the operation of the Feedyard business obtained by Seller, including the permits listed in Schedule 4.15(b).

“Permitted Encumbrances” shall mean (a) liens for current Taxes, charges, levies or assessments not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings with adequate reserves established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairmen’s, landlords’, vendors’, materialmen’s and other similar liens arising or incurred in the ordinary course with respect to charges not yet due and payable; (c) liens arising or incurred in connection with equipment leases or other leases for amounts not delinquent; (d) liens or pledges incurred in the ordinary course in connection with worker’s compensation, unemployment insurance, or other forms of governmental insurance or benefits; (e) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions which do not materially interfere with the operation of the Feedyard as currently conducted; (f) with respect to Owned Real Property, any easements, rights-of-way, prescriptive rights, encroachments, protrusions, imperfections of title, rights, customary title exceptions and matters that would be shown by an accurate survey of the Owned Real Property which do not materially interfere with the operation of the Feedyard as currently conducted; (g) Encumbrances set forth in Schedule 1.1(b); and (h) Assumed Obligations.  All Permitted Encumbrances which are monetary in nature, do not include Taxes with respect to real property and exceed $50,000 shall be listed in Schedule 1.1(b).

“Person” shall mean any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint ventures, Governmental Authority or other entity.

“Post-Transfer Period” has the meaning set forth in Section 6.7(a).

“Pre-Transfer Period” has the meaning set forth in Section 6.7(a).

“Property Taxes” has the meaning set forth in Section 6.7(d).

“Proposed Accounts Receivable” has the meaning set forth in Section 3.3(c).

“Proposed Inventory” has the meaning set forth in Section 3.3(c).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Allocation” has the meaning set forth in Section 3.4.

“Purchased Assets” means, collectively, the Owned Real Property, Feedyard Improvements, Equipment and Fixed Assets, Vehicles, Records, Software, Contracts, Permits, Easement Rights, and Inventory, cattle located at the outside feedyard located in Satanta, KS; Hugoton, KS; Garden City, KS; and Pierceville, KS, but shall in no event include any of the Excluded Assets.

“Real Property” shall mean the Owned Real Property, and the Easement Rights.

“Records” shall mean all records, regardless of medium, relating to the operations of the Feedyard, but excluding any organizational documents or tax records of any of Seller.

“Remedial Action” has the meaning set forth in Section 6.13(c).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reviewing Party” has the meaning set forth in Section 3.3(d).

“Seller” has the meaning set forth in the Preamble hereto.

“Seller’s Knowledge” means the actual knowledge of John Gillcrist,  Bill Fellows, Joe Kovanda, Mike Gesling, and Heath Schulte.

“Software” means all rights in any software (including owned or licensed software)  described on Schedule 1.1(c) to this Agreement.

“Tax”  (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, provincial, county, local or foreign taxes, charges, fees, duties (including customs duties), levies or other assessments from a Governmental Authority, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, alternative, add-on minimum, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, Environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties, fines or additions to tax attributable thereto or associated therewith, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise).

“Tax Return” shall mean any report, return, report, statement, notice, form, declaration, claim for refund or other document or information filed, submitted to, or required to be supplied to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean a Person other than Buyer, Seller, or their respective Affiliates.

“Third Party Claim” shall mean any claim, action, suit or proceeding made or brought by a Third Party.

“Title Company” means Professional Title Company, 222 S. 15th St. #240S, Omaha, NE  68102, and the title companies originally involved in purchasing the Owned Real Property which will issue the title insurance policies.

“Title Objection Period” has the meaning set forth in Section 6.5(c).

“Title Objections” has the meaning set forth in Section 6.5(c).

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit B, to be entered executed and delivered at Closing.

“Union” has the meaning set forth in Section 4.17(b)

“Vehicles” means those motor vehicles owned by Seller and listed on Schedule 1.1(d).

ARTICLE 2. SALE AND PURCHASE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS

Section 2.1 Purchase and Sale.  Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, but effective as of the Effective Time, Seller shall sell, assign, convey, transfer and deliver the Purchased Assets to Buyer, and Buyer shall purchase, acquire and take assignment and delivery of all of the right, title and interest of Seller in and to the Purchased Assets, as the same may exist at the Effective Time (but excluding any and all of the Excluded Assets).

Section 2.2 Assignment of Contracts and Permits.

(a) Subject to the terms and conditions of this Agreement and the need to obtain any required Consent from any Third Party listed in Schedule 4.3, on the Closing Date and as of the Effective Time, Seller shall assign and transfer to Buyer all of its respective right, title and interest in and to the Contracts and Permits, and Buyer shall assume all of the obligations of Seller under the Contracts and Permits, but only to the extent such Permits may be transferred under applicable Law.

(b) If any Contracts or Permits are not assignable or transferable to Buyer without the Consent of any Governmental Authority or Third Party, and such Consent has not been obtained prior to the Closing Date and the Closing occurs, this Agreement and the Assignment and Assumption Agreements shall not constitute an assignment or transfer thereof unless and until such Consent is obtained.  In such case, Seller shall use commercially reasonable efforts to obtain such Consents as soon as possible after the Closing Date, and Buyer shall cooperate with Seller in that endeavor.

Section 2.3 Excluded Assets.  Other than the Purchased Assets, Buyer expressly understands and agrees that the following shall be retained by Seller or the other Persons owning such assets, and such assets are not being sold, assigned, transferred or conveyed to Buyer hereunder, and do not constitute Purchased Assets (all of the following are collectively referred to as the “Excluded Assets”):

(a) Cash. All Cash of Seller and those bank accounts and lockboxes set forth on Schedule 2.3(a);
(b) Records. All records and other protected business information of Seller;
(c) Insurance Policies. All insurance policies of Seller and prepaid expenses associated therewith and any insurance proceeds for claims accruing prior to Closing;

(d) Partnership Records.  Seller’s formation documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, all books and records relating to Seller’s Tax Returns or otherwise relating to Tax matters of Seller, for all periods and other documents relating to the organization, maintenance, and existence of Seller as a limited partnership;

(e) Rights Under Agreement.  Any of the rights of Seller under this Agreement, the Ancillary Agreements (or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

(f) Other Excluded Assets. All of the assets set forth on Schedule 2.3(f).

Section 2.4 Assumed Obligations.  At the Closing, but effective as of the Effective Time, Buyer shall assume, and agrees to discharge, only the following obligations of Seller, listed below (collectively, the “Assumed Obligations”):

(a) all Liabilities arising from the ownership of the Purchased Assets, arising after the Closing Date;
(b) any Liabilities for trade and non-trade payables arising out of the conduct of the Feedyard business and incurred on or after the Closing Date;
(c) open purchase orders as of the Effective Date, acceptable to Buyer set forth on Schedule 2.4(c) arising out of the conduct of the Feedyard business;
(d) Assumed Taxes; and
(e) all Liabilities set forth on Schedule 2.4(e).

Although Buyer agrees to assume the Assumed Obligations, the Parties expressly agree and acknowledge this provision is not intended to provide any rights, contractual or otherwise, to any Third Party.

Section 2.5 Excluded Obligations.

(a) Notwithstanding the provisions of Section 2.4 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Obligations (the “Excluded Obligations”).  Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Obligations which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Obligations shall include, but not be limited to, the following (to the extent not an Assumed Obligation):

(i) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(ii) any Excluded Taxes;
(iii) any Liabilities relating to or arising out of the Excluded Assets;
(iv) any Liabilities in respect of any pending or, to the Seller’s Knowledge, threatened, Claim arising out of, relating to or otherwise in respect of the operation of 10 the Feedyard business or the Purchased Assets to the extent such Claim relates to such operation on or prior to the Closing Date;

(v) any product Liability or similar Claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product sold or any service performed by Seller

(vi) any recall, or similar Claims related to any products sold by Seller;
(vii) any Liabilities of Seller arising under or in connection with any Benefit Plan;

(viii) any Liabilities of Seller arising prior to the Effective Time for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any Claims for wages, employee benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other similar payments;

(ix) any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on the Owned Real Property on or prior to the Closing Date or otherwise to the extent arising out of any caused by Seller’s actions or omissions of Seller prior to the Closing Date, but excluding any exacerbation of any facts, circumstance or condition existing on or prior to the Closing Date to the extent arising out of or relating to any actions or omissions of Buyer after the Closing;

(x) any Liabilities of the Feedyard business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Feedyard business’ customers to Seller on or before the Closing or (ii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(xi) any Liabilities arising prior to the Effective Time to indemnify, reimburse or advance amounts to any present or former officer, director or employee of Seller (including with respect to any breach of fiduciary obligations by same), except as set forth under Article 12;

(xii) any Liabilities under any Contracts which are not validly and effectively assigned to Buyer pursuant to this Agreement;
(xiii) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Feedyard business owing to financial institutions or third parties; and

(xiv) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order that arose prior to the Closing Date and that relates to operation of the Feedyard business or the Purchased Assets on or prior to the Closing Date.

ARTICLE 3. PURCHASE PRICE AND PAYMENT

Section 3.1 Purchase Price.  In consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer, Buyer shall assume the Assumed Obligations and shall pay to Seller, as of the Effective Time (i) an aggregate amount of $16,190,000 (the “Base Purchase Price”), plus (ii) the Closing Date Inventory, plus (iii) the Final Accounts Receivable, plus (iv) costs related to any transfer taxes which are the obligation of Buyer pursuant to Section 6.6 and 50% of any transfer taxes imposed on or resulting from the transfer of the Purchased Assets,  plus  (v)  50% of the actual cost for the title insurance policy and survey relating to the Owned Real Property,  minus (vi) the amount of Property Taxes apportioned to the Pre-Transfer Period pursuant to Section 6.7(d) (subject to the adjustments, if any, determined pursuant to Section 3.3, as so adjusted, the “Purchase Price”).

Section 3.2 Calculation and Payment of the Closing Date Purchase Price.

(a) Calculation of the Closing Date Purchase Price.  The Purchase Price paid by Buyer to Seller on the Closing Date shall be (i) the Base Purchase Price, plus (ii) the Estimated Closing Date Inventory, plus (iii) the Estimated Accounts Receivable, plus (iv) costs related to any transfer taxes which are the obligation of Buyer pursuant to Section 6.6 and 50% of any transfer taxes imposed on or resulting from the transfer of the Purchased Assets,  plus (v) 50% of the actual cost for the title insurance policy and survey relating to the Owned Real Property, minus  (vi) the amount of Property Taxes apportioned to the Pre-Transfer Period pursuant to Section 6.7(d) (the “Closing Date Purchase Price”),

(b) Payment of the Purchase Price. The Purchase Price shall be paid by wire transfer of immediately available funds at Closing to the account of Seller as indicated by Seller.
Section 3.3 Purchase Price Adjustment.

(a) Estimated Inventory and Accounts Receivable Certificate.  At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) a good faith estimate of the Closing Date Inventory (the “Estimated Closing Date Inventory”) along with sufficient detail supporting such good faith estimate which shall include the type of inventory, the amount of such inventory, the estimated market price and basis, as appropriate, assumed for such inventory, (ii) a good faith estimate of the dollar value of the Accounts Receivable as of the Effective Time (the “Estimated Accounts Receivable”) along with sufficient detail supporting such good faith estimate, and (iii) a certificate of an authorized officer of Seller certifying the foregoing.

(b) Inventory Methodology.  The Estimated Closing Date Inventory and the Closing Date Inventory (and the individual elements thereof, as applicable) shall be determined (and the Final Inventory shall be prepared) in accordance with and consistent with the policies, principles, procedures and methodologies as set forth in Annex I attached hereto and made a part hereof (the “Inventory Methodology”).  Each of the applicable deliveries set forth in this Section 3.3 shall be prepared in accordance with the Inventory Methodology.

(c) Final Inventory. Within thirty (30) calendar days following the Closing Date, Buyer shall prepare and deliver to Seller (i) its calculation of the Closing Date Inventory 12 based upon and consistent with the Inventory count pursuant to Section 6.12 (the “Proposed Inventory”, and, in its final and binding form after resolution of any disputes pursuant to this Section 3.3(c), the “Final Inventory”), together with a copy of all of the books and records and supporting work papers utilized in the preparation and calculation of the Proposed Inventory; and (ii) its calculation of the dollar value of the Accounts Receivable as of the Effective Time (the “Proposed Accounts Receivable”, and, in its final and binding form after resolution of any disputes pursuant to this Section 3.3, the “Final Accounts Receivable”), together with a copy of all of the books and records and supporting work papers utilized in the preparation and calculation of the Proposed Accounts Receivable.  The Proposed Inventory and Proposed Accounts Receivable shall be determined without giving effect to the transactions contemplated hereby and shall be based exclusively on the facts and circumstances as they immediately exist prior to the Closing.  Seller shall have a period of thirty (30) calendar days (the “Objection Period”) after delivery of the Proposed Inventory and the Proposed Accounts Receivable in which to provide written notice to Buyer of any objections thereto (the “Objection Notice”), and such notice shall set forth in reasonable detail the item(s) of the calculation of the Proposed Inventory or Proposed Accounts Receivable, as applicable, to which each such objection relates and the basis for each such objection.  If Seller gives any such Objection Notice within the Objection Period, then Seller and Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice.  If Seller and Buyer do not resolve any dispute arising in connection with the Proposed Inventory and the Proposed Accounts Receivable within thirty (30) calendar days after the date of delivery of the Objection Notice, which 30-day period may be extended by written agreement of Buyer and Seller (such period, as it may be extended, the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 3.3(d) below.  The Proposed Inventory and Proposed Accounts Receivable shall be deemed to be accepted by Seller, and shall become final and binding on the parties hereto, if Seller fails to deliver an Objection Notice prior to the expiration of the Objection Period or, if Seller delivers an Objection Notice prior to the expiration of the Objection Period, on such later date on which all objections have been resolved by the parties or the Reviewing Party (as defined below).

(d) Dispute Resolution Mechanism.  If Buyer and Seller have not been able to resolve the matters set forth in either the Objection Notice within the Initial Resolution Period, either party may submit such disputed matters to, and such disputed matters shall be resolved fully, finally and exclusively by the Independent Accounting Firm (the “Reviewing Party”).  The fees and expenses of the Reviewing Party incurred in the resolution of the disputed matter(s) set forth in the Objection Notice shall be borne by the non-prevailing party in such disputed matter(s) (as determined by the Reviewing Party) or, if the Reviewing Party determines that neither party is non-prevailing, then such fees shall be borne equally by Buyer and Seller.  In the event of a dispute involving an Objection Notice, the Reviewing Party shall determine (and written notice thereof shall be given to Seller and Buyer) as promptly as practicable, but in any event within thirty (30) days following the date on which the Proposed Inventory or Proposed Accounts Receivable, as applicable, is delivered to the Reviewing Party, based solely on written submissions detailing the disputed items and forwarded to it, (x) whether the Proposed Inventory or Proposed Accounts Receivable, as applicable, was prepared in accordance with the terms of this Agreement or, alternatively, (y) only with respect to the disputed items submitted to the Reviewing Party, (i) whether and to what extent (if any) the Proposed Inventory or Proposed Accounts Receivable, as applicable, require adjustment, (ii) a written explanation in reasonable detail of each such required adjustment, including the basis therefor, and (iii) a determination of the Final Inventory and the resulting calculation of the Closing Date Inventory or the Final Accounts Receivable, as applicable, resulting from such adjustments.  The procedures of this Section 3.3(d) are exclusive and the determination of the Reviewing Party shall be final and binding on Buyer and Seller.  The decision rendered pursuant to this Section 3.3(d) may be filed as a judgment in any court of competent jurisdiction.

(e) Post-Closing Purchase Price Adjustments.  In the event that (i) the Closing Date Inventory is less than the Estimated Closing Date Inventory, then the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such deficit, and (ii) if the Closing Date Inventory is greater than the Estimated Closing Date Inventory, then the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such surplus.  In the event that (i) the Final Accounts Receivable is less than the Estimated Accounts Receivable, then the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such deficit, and (ii) if the Final Accounts Receivable is greater than the Estimated Accounts Receivable, then the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such surplus.

(f) Payment Regarding Closing Date Inventory and Final Accounts Receivable.  The amount of any decrease to the Purchase Price determined pursuant to Section 3.3(e),  shall be paid by Seller to Buyer within five (5) Business Days after the Purchase Price is finally determined pursuant to Section 3.3, by wire transfer of immediately available funds to an account designated by Buyer.  The amount of any increase to the Purchase Price, determined pursuant to Section 3.3(e),  shall be paid by Buyer to Seller within five (5) Business Days after the Purchase Price is finally determined pursuant to Section 3.3, by wire transfer of immediately available funds to an account designated by Seller.

Section 3.4 Allocation of Purchase Price.    The aggregate consideration (the “Consideration”) to be paid by Buyer to Seller for the Purchased Assets shall equal the Purchase Price.  Seller and Buyer agree to reasonably cooperate at or prior to Closing in determining the final allocation of the Consideration among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Section 1060 of the Code (“Purchase Price Allocation”).  The methodology used for this purpose will be as set forth on Schedule 3.4 (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller prior to the Closing Date, and any updates to the Allocation Schedule shall be delivered by Buyer to Seller within seven (7) days following the final determination of the Purchase Price pursuant Section 3.3. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within twenty-one (21) days following the Closing Date, such dispute shall be resolved by the Independent Accounting Firm. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 12.7 shall be allocated in a manner consistent with the Allocation Schedule.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each of which disclosures shall qualify each Section or subsection hereof to the extent that it is reasonably apparent from the text of such disclosure that such disclosure qualifies such Section or subsection of this Agreement, Seller represents and warrants as of the date hereof and as of the Closing Date as follows:

Section 4.1 Existence, Good Standing, Residency.  Seller is an organization duly organized, validly existing and in good standing under the Laws of the State of Texas.  Seller has all requisite power and authority to own, lease and operate the Purchased Assets and the Feedyard and is duly qualified to transact business as foreign corporations and is in good standing in each jurisdiction in which the Purchased Assets are owned, leased or operated, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

Section 4.2 Due Authorization.  Seller has all requisite corporate power, and authority to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite and necessary corporate action on the part of Seller.  Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party.  This Agreement (assuming due execution, authorization and delivery by Buyer) constitutes, and upon execution and delivery thereof (assuming due execution, authorization and delivery thereof by all other parties thereto) the Ancillary Agreements to which Seller is a party shall constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited under by general principals of equity.

Section 4.3 Consents.  Except as set forth on Schedule 4.3, no material consent, authorization, order or approval of, or filing or registration with, or notification to (collectively, a “Consent”) any Person not a party to this Agreement or any Governmental Authority (other than in connection with Permits) is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, except such consents, authorizations, approvals, filings, registrations or notifications which, in the aggregate, would not have a Material Adverse Effect.

Section 4.4 Absence of Conflicts.  Subject to obtaining the Consents set forth on Schedule 4.3 (if any), neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with or result in the breach of: (a) the charter, by-laws or other organizational documents of Seller; or (b) any judgment, decree or order of any Governmental Authority to which Seller is subject or by which Seller is bound,  (i) except where the violation, conflict or breach would not have a Material Adverse Effect or (ii) for compliance with the applicable requirements (if any) of the HSR Act or any other Antitrust Law.

Section 4.5 Litigation and Violations.  Except for those matters described on Schedule 4.5, there is no legal, governmental violation, administrative or arbitration proceeding, written, or, to Seller’s Knowledge oral, Claim, suit, order, judgment, writ, injunction, award, or decree (“Litigation”) pending or, to Seller’s Knowledge, threatened against Seller, by or before any Governmental Authority or by or on behalf of any Third Party relating to or affecting the Feedyard business, the Purchased Assets or the Assumed Obligations; or which would (a) enjoin, restrict or prohibit the transfer of any of the Purchased Assets as contemplated by this Agreement; (b) prevent Seller from fulfilling all of its obligations set out in this Agreement or arising under this Agreement or any Ancillary Agreement; or (c) would prevent the Buyers from operating the Feedyards as a cattle feeding/finishing facility in a manner consistent to how they were operated immediately prior to the Closing Date.  Except as set forth in Schedule 4.5 there are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Feedyard business which would have a Material Adverse Effect.

Section 4.6 Brokers.  Seller has not used any broker or finder in connection with the transactions contemplated  hereby, and Buyer shall not have any Liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement.

Section 4.7 Title to Purchased Assets.  Seller has good and valid title to all of the Purchased Assets free and clear of Encumbrances other than Permitted Encumbrances and liens which would be paid at Closing and any recorded liens disputed by Seller for which Seller provides escrowed funds with the Title Company in the amount of the liens at Closing.

Section 4.8 Financial Statements.  Complete copies of (a) the unaudited financial statements of Seller, consisting of the compiled balance sheets and income statements, as of December 31, 2016 and December 31, 2017) (the “Financial Statements”) and (b) the unaudited balance sheet and income statement of Seller as of May 31, 2018 (collectively, the “Balance Sheet”) for the five (5)-month period then ended the (“Balance Sheet Date”) shall have been delivered to Buyer. Other than as set forth on Schedule 4.8, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations for the periods indicated.

Section 4.9 Undisclosed Liabilities.  Seller has no Liabilities of the type required to be reflected in or on the Financial Statements prepared in accordance with GAAP except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, greater than $100,000.00.

Section 4.10 Absence of Certain Changes, Events and Conditions.  Other than as set forth on Schedule 4.10 or as expressly contemplated by this Agreement, as of the Closing Date, since the Balance Sheet Date, there has not been any:

(a) event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect;
(b) entry into any Contract that would constitute a Material Contract;

(c) incurrence, assumption or guarantee of any Indebtedness for borrowed money in connection with the Feedyard business in an aggregate amount exceeding $50,000 except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(d) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than $50,000;

(e) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business.
(f) material damage, destruction or Loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(g) acceleration, termination, material modification to or cancellation of any Material Contract or Permit listed on Schedule 4.15(b);
(h) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(i) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller under any similar Law;

Section 4.11 Material Contracts.
(a) Schedule 4.11 lists each of the following (each a “Material Contract” and collectively, “Material Contracts”):

(i) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Feedyard business or that contain “take or pay” provisions involving consideration in excess of $50,000;

(ii) all Contracts with any Governmental Authority not already listed;
(iii) all joint venture, partnership or similar Contracts;

(iv) All Contracts which involve dewatering (placement of effluent waste water) on neighboring properties (whether written or, to Seller’s Knowledge, verbal);
(v) All Contracts regarding fresh water rights (whether written or, to Seller’s Knowledge, verbal);
(vi) All other Contracts related to the Purchased Assets that are over one year in duration or $25,000 in the aggregate and not previously disclosed;

(vii) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $50,000; and

(viii) any other Contracts that requires Seller or one of its Affiliates to make payments in excess of $100,000 and is not terminable by Seller or one of its Affiliates, as applicable, without penalty upon less than ninety (90) days’ prior written notice.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect.  Seller is not,  and to Seller’s Knowledge, no other party thereto is in material breach of or default under any Material Contract (or is alleged to be in material breach of or default thereunder), or has received any notice of any intention to terminate any Material Contract.   No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default, or result in a termination of, any Material Contract. Complete and correct copies of each written Material Contract (including all written modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.12 Condition and Sufficiency of Assets.  Except as set forth in Schedule 4.12,  as of the Closing Date, to Seller’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, Vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition, and are sufficient for the purposes to which they are being put, and such buildings, plants, structures, furniture, fixtures, machinery, equipment, Vehicles, and other items of tangible personal property are not in need of  repairs that are material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Feedyard business after the Closing Date in substantially the same manner as conducted prior to the Closing, in compliance with Law, and constitute all of the rights, property and assets necessary to conduct the Feedyard business as currently conducted in substantially the same manner as conducted prior to the Closing.

Section 4.13 Real Property.

(a) Schedule 4.13(a) sets forth a list of each parcel of Owned Real Property, including the address, location and use of each parcel of Owned Real Property.   To Seller’s Knowledge, Seller has delivered to Buyer, to the extent in Seller’s possession, copies of the deeds and other instruments (as recorded) by which Seller acquired each parcel of Owned Real Property and copies of Seller’s existing title insurance policies with respect to the Owned Real Property. With respect to each parcel of Owned Real Property:

(i) Seller has good and marketable fee simple title to such Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances, which in the aggregate do not exceed $100,000.00 (excluding non-delinquent real estate taxes and Permitted Encumbrances that will be released prior to or at Closing);

(ii) Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as otherwise set forth on Schedule 4.13(a); and
(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Except for the Canyon Lease, Seller does not lease any real property that is required for the operation of the Feedyard business after the Closing. A true, correct and complete copy of the Canyon Lease has been delivered to Buyer.  The Canyon Lease is in full force and effect in accordance with its terms.  Neither Seller nor, to Seller’s Knowledge, the landlord thereunder, is in default under the Canyon Lease.

(c) Seller has not received any written notice of (i) existing violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Owned Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Owned Real Property as currently operated. Neither the whole nor any material portion of the Owned Real Property or Feedyard Improvements has been damaged or destroyed by fire or other casualty.

(d) The Owned Real Property is sufficient for the continued conduct of the Feedyard business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.14 Inventory.  All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, other than Permitted Encumbrances, and no Inventory is held on a consignment basis.

Section 4.15 Compliance With Laws; Permits.

(a) Except as set forth in Schedule 4.15(a), to Seller’s Knowledge, Seller has complied, and is in compliance with all Laws applicable to the conduct of the Feedyard business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Feedyard business as currently conducted or for the ownership and use of the Purchased Assets, other than those Permits that are not material to the Business, have been obtained by Seller, are listed in Schedule 4.15(b), and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. All current Permits issued to Seller which are related to the conduct of the Feedyard business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration, other than those Permits that are not material to the Business, are listed in Schedule 4.15(b).  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit required for Seller to conduct the Feedyard business as currently conducted or for the ownership and use of the Purchased Assets.

Section 4.16 Environmental Matters.

(a) The operations of Seller with respect to the Feedyard business and the Owned Real Property are currently in material compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Feedyard business or the Owned Real Property, any: (i) written notice or claim alleging a material liability of Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or that includes actions that will result in material cost and are required to be implemented after the Closing Date.

(b) Seller has obtained and is in material compliance with all Permits disclosed in Schedule 4.15(b) required pursuant to Environmental Laws for the conduct of the Feedyard business as currently conducted or the ownership, lease, operation of the Owned Real Property, and all such Permits are currently in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law,  and, to Seller’s Knowledge, there are not any condition, event or circumstance that might prevent or materially impede, after the Closing Date, the conduct of the Feedyard business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures required by Environmental Laws to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or materially impede the transferability of the same, and has not received any written notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Owned Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) To Seller’s Knowledge there has not been any   material and unpermitted release of hazardous materials in contravention of Environmental Law to the Environment with respect to the Owned Real Property, and Seller has not received a written notice that any of the Owned Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any hazardous material which could reasonably be expected to result in a material Claim against, or a material violation of Law or material term of any Permit by, Seller.

(e) Seller has not retained or assumed, by contract, any currently pending and material Liabilities or obligations of third parties under Environmental Laws relating to the Owned Real Property.

(f) Schedule 4.16(f) contains, to Seller’s Knowledge, as of the Closing Date, a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Feedyard business or the Purchased Assets.

(g) Schedule 4.16(g) contains a complete and accurate list of all off-site hazardous materials treatment, storage, or disposal facilities used by Seller in the three  (3) years prior to the date hereof in connection with the Feedyard business or the Purchased Assets as to which Seller may retain Liability, and, to Seller’s Knowledge, none of these facilities has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any written notice regarding potential Liabilities with respect to such off-site hazardous materials treatment, storage, or disposal facilities or locations used by Seller to Seller’s Knowledge.

(h) Seller has provided or otherwise made available to Buyer and listed in Schedule 4.16(h): (i) any and all non-privileged Environmental reports, studies, and Phase I site assessments, with respect to the Feedyard business or the Owned Real Property which are in the possession or control of Seller related to compliance with Environmental Laws, written claims currently pending and asserted pursuant to Environmental Laws or the material and unpermitted release of hazardous materials and (ii) any and all material documents concerning planned capital expenditures required to ensure compliance with current Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Other than as disclosed on Schedule 4.16(g), Seller owns and controls all Environmental Attributes necessary to operate the Feedyard business including all water wells on the Owned Real Property (a complete and accurate list of such Environmental Attributes is set forth in Schedule 4.16(i)).  Seller has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Seller is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.17 Employment Matters.
(a) Schedule 4.17 contains a list of all Persons who are employees, independent contractors or consultants of the Feedyard business as of the date hereof, including any employee 21 who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the material fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Feedyard business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b) Seller is not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past 3 years, any Union representing or purporting to represent any employee of Seller, and, to Seller’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Feedyard business. Seller has no duty to bargain with any Union.

(c) Seller is and has been, in all material respects, in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Feedyard business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Feedyard business are properly treated as independent contractors under all applicable Laws. All employees of the Feedyard business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. Except as set forth in Schedule 4.5 there are no Actions against Seller pending, or to Seller’s  Knowledge, threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant,  or independent contractor of the Feedyard business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, workers’ compensation, wrongful death, wages and hours or any other employment related matter arising under applicable Laws.

Section 4.18 Taxes.  There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).  Seller represents that the Owned Real Property is currently treated as being used for agricultural purposes for Property Tax purposes.

Section 4.19 Full Disclosure. To Seller’s Knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any 22 certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.20 Solvency.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller. Seller does not contemplate filing a petition in bankruptcy or for reorganization under the federal Bankruptcy Code, and, to Seller’s Knowledge, no bankruptcy or insolvency proceedings are threatened against Seller.

Section 4.21 Adequacy of Instructions.  Seller shall be responsible for providing instructions on allocation of the Purchase Price among Seller and/or the owners of Seller to the Title Company.  Title Company and Buyer shall be entitled to rely on such instructions.  Seller shall hold Buyer harmless and indemnify from any Losses related to a dispute between owners of Seller as to allocation of the Purchase Price among owners of Seller.

Section 4.22 Disclaimer.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT (AS SUPPLEMENTED BY THE DISCLOSURE SCHEDULES) OR THE ANCILLARY AGREEMENTS, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF EVERY KIND AND CHARACTER (EXCEPT FOR THE GENERAL WARRANTY OF TITLE IN THE DEED), WHETHER EXPRESS OR IMPLIED. BUYER SHALL HAVE NO CLAIM AGAINST SELLER, AND SELLER SHALL HAVE NO LIABILITY TO BUYER, WITH RESPECT TO ANY SUCH DISCLAIMED WARRANTIES OR REPRESENTATIONS. SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY EXCEPT FOR THOSE HEREIN, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING TO BUYER OR ITS AFFILIATES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY OF SELLER’S AFFILIATES OR REPRESENTATIVES).  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER OR ANY OTHER PERSON REGARDING any Projections or the future or probable profitability, success, business, opportunities, relationships and operations of SELLER and/or BUSINESS OF THE FEEDYARDS.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as of the date hereof and as of the Closing Date:

Section 5.1 Existence and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and is qualified to 23 do business in the States of Kansas and Texas. Buyer is in good standing in the States of Kansas and Texas.

Section 5.2 Due Authorization.  Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by necessary corporate action on the part of Buyer, and no other actions or proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby.  Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party.  This Agreement constitutes, and upon execution and delivery thereof (assuming due execution and delivery thereof by all other parties thereto) the Ancillary Agreements to which Buyer is a party shall constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect creditors’ rights generally; or (b) principles of equity including legal or equitable limitations on the availability of specific remedies.

Section 5.3 Absence of Conflicts.  Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which Buyer is a party nor the consummation of any of the transactions contemplated hereby or thereby will violate, conflict with, or result in a breach of (a) the charter, by-laws or other organizational documents of Buyer; or (b) any judgment, decree or order of any Governmental Authority to which Buyer is subject or by which Buyer is bound,  except for compliance with the applicable requirements (if any) of the HSR Act or any other Antitrust Law.

Section 5.4 Litigation.  There is no Litigation of any nature pending, asserted, or to the knowledge of Buyer, threatened against Buyer by or before any Governmental Authority or by or on behalf of any Third Party which would (a) enjoin, restrict or prohibit the transfer of any of the Purchased Assets as contemplated by this Agreement; (b) prevent Buyer from fulfilling all of its obligations set out in this Agreement or arising under this Agreement or any Ancillary Agreements; or (c) reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

Section 5.5 Brokers. Buyer has not used any broker, finder or investment banker in connection with the transactions contemplated hereby.
Section 5.6 Ownership. The sole member of Buyer is Green Plains Inc.

Section 5.7 Availability of Funds.  At Closing, Buyer will have cash available that is sufficient to enable it to pay the Closing Date Purchase Price and to consummate the transactions contemplated by this Agreement.

ARTICLE 6. COVENANTS OF SELLER AND BUYER

Seller and Buyer hereby covenant as follows:

Section 6.1 Livestock.  Seller and Buyer will jointly count all livestock in the Feedyard immediately prior to the Closing utilizing the methods set out in Annex I.  Buyer will assume responsibility for the handling of all such livestock from and after the Closing Date consistent with Seller’s past practices and using commercially reasonable standards. Although Buyer agrees to assume the responsibility for the handling of all livestock from and after the Closing Date for purposes of its contractual obligations to Seller under the terms of this Agreement (and hereby agrees to protect Seller from such obligations), the Parties expressly agree and acknowledge this provision is not intended to provide any rights, contractual or otherwise, to any Third Party.

Section 6.2 Conduct of Seller Regarding Purchased Assets.  From the Effective Date until the first to occur of the Effective Time or the date this Agreement is terminated in accordance with its terms, Seller covenants that it will operate the Feedyard in the ordinary course of business and in accordance with past practices, and, without the prior written consent of Buyer, will not (a) sell or assign any of the Purchased Assets other than the use of Inventory in the course of operating the Feedyard and the disposition of Equipment and/or Vehicles that are no longer usable, (b) purchase additional Inventory except in accordance with purchase orders previously issued, or (c) materially modify or alter any of the Feedyard Improvements.

Section 6.3 Consents and Acquisition of New Easement.  Seller and Buyer will coordinate and cooperate with each other in exchanging information and assistance in connection with obtaining Consents of Third Parties and making all filings or notifications necessary to transfer any Permits to Buyer, or in connection with any applications for new Permits relating to the Feedyard.  Likewise, Seller agrees to cooperate reasonably with Buyer’s acquisition of any required Easement Rights.

Section 6.4 Access to Information, Inspections, and Books and Records.

(a) Pre-Closing Access.  After the Effective Date of this Agreement until the Closing Date Seller shall give Buyer and its authorized representatives, reasonable access during regular business hours and upon reasonable notice, to the Purchased Assets and of Seller’s books and records relating to the Purchase Assets, provided such access shall not include the right to conduct any Phase II environmental investigation nor any other intrusive investigation of the Environment other than as specifically provided in Section 7.11.

(b) In order to facilitate the resolution of any Claims made against or incurred by either Party prior to and after the Closing, or for any other reasonable purpose, for a period of 18 months after the Closing, each Party shall:

(i) retain the books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the other Party’s representatives reasonable access (including the right to make, at such requesting Party’s expense, photocopies), during normal business hours, to such books and Records.

(c) Neither Party shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section where such access would violate any Law.
Section 6.5 Title Commitment.

(a) Seller shall cause to be delivered to Buyer Owners Policies of Title Insurance, including for the Texas site one or more Texas T-7 title commitments  issued by the Title Company in standard promulgated form, covering the Owned Real Property, together with legible copies of all title exception documents referred to therein  (each, a “Title Commitment”), committing the Title Company to issue owner’s title insurance policies insuring fee simple title to the Owned Real Property, subject only to Permitted Encumbrances (each, a “Title Policy”). At Closing, Seller and Buyer shall each pay 50% of the cost for each Title Policy, with coverage equal to the value of the Owned Real Property set forth on Schedule 3.4, provided that any charge by the Title Company for endorsements requested by Buyer, including any endorsements or policy modifications as may be required to cause the Title Company to modify the survey exception set forth in the Title Commitments to refer to “shortages in area”, shall be borne by Buyer and the issuance of any such endorsements or modifications shall not be a condition to Closing.

(b) Survey.  Buyer may obtain a survey of the Owned Real Property (each, a “Survey”) reflecting the location of all boundaries, building lines, easements and encroachments and other Encumbrances disclosed by each Title Commitment.  If Buyer elects to obtain any Survey, Buyer will provide copies of such to Seller and the Title Company.

(c) Title Examination.  Buyer shall be allowed five (5) Business Days after the Buyer receives the Title Commitment for the Owned Real Property (“Title Objection Period”), to notify the Seller of Buyer’s objections to any a title defect, exception to title or other Encumbrance that appear on the Title Commitment for the Owned Real Property (collectively, “Title Objections”).  The Seller shall use commercially reasonable efforts to cure any Title Objections that are not Permitted Encumbrances prior to Closing; provided, however, that Seller shall not be obligated to expend any money to do so.

Section 6.6 Vehicles.  At the Closing, Seller shall take all actions and prepare all documents necessary to effect the transfer to Buyer of all motor vehicle licenses and registrations pertaining to the Vehicles in compliance with the motor vehicle registration, licensing and other applicable Laws of any jurisdictions where such Vehicles are registered or licensed.  Seller shall cooperate in signing or completing any other required documents after the Closing Date.  All transfer taxes related to the sale of motor vehicles in connection with the consummation of the transactions contemplated hereby shall be borne by Buyer.

Section 6.7 Tax Matters and Property Tax Prorations.
(a) The Buyer shall promptly notify the Seller in writing upon receipt by the Buyer, of notice of any pending or threatened Tax Liabilities which relate to any taxable period 26 ending on or prior to the Closing Date (“Pre-Transfer Period”) or to any Pre-Transfer Straddle Period or otherwise to any Excluded Taxes.  The Seller shall have the sole right to control any Tax audit or administrative or court proceeding with respect to such Taxes and the Buyer agrees that it will cooperate fully with the Seller and its counsel in the defense against or compromise of any claim in any said proceeding.  Seller agrees that it will either pay or reimburse Buyer for any reasonable out-of-pocket costs Buyer incurs as a result of its cooperation in accordance with the immediately preceding sentence.  After the Closing, the Buyer shall make available to the Seller such records as the Seller may reasonably require for the preparation of any Tax Returns or other similar governmental reports or forms, and the preparation and defense of any audit or administrative or court proceeding.  All refunds of Taxes for any Excluded Tax shall be for the account of the Seller.  The Buyer shall reasonably cooperate with the Seller in its efforts to obtain such refunds and shall deliver any such refunds received by Buyer to the Seller immediately upon receipt thereof. Seller agrees to either pay or reimburse Buyer for any reasonable out-of-pocket costs it incurs as a result of its cooperation in accordance with the immediately preceding sentence.  All other refunds of Taxes attributable to any taxable period (or portion thereof) beginning on or after the Closing Date (“Post-Transfer Period”) shall be for the account of the Buyer.  The Seller shall reasonably cooperate with the Buyer in its efforts to obtain such refunds and shall deliver any such refunds received by Seller to the Buyer immediately upon receipt.  Buyer agrees to either pay or reimburse Seller for any costs it incurs as a result of its cooperation in accordance with this Section 6.7.

(b) The Seller shall be responsible for (and shall indemnify and hold the Buyer harmless from and against) all Taxes (other than Assumed Taxes) owed by Seller with respect to the Purchased Assets regardless of when due and payable, (i) with respect to all Pre-Transfer Periods, (ii) with respect to all taxable periods including but not ending on the Closing Date (each, a “Straddle Period”), but only with respect to the portion of such period up to and including the Effective Time as determined in accordance with Section 6.7(d) (such portion the “Pre-Transfer Straddle Period”) and (iii) other Taxes of Seller (or any owner or Affiliate of Seller of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law) (collectively, “Excluded Taxes”).  Notwithstanding any other provision of this Agreement, the Seller shall have no obligation to indemnify the Buyer for any Taxes except as provided in this Section 6.7.

(c) The Buyer shall be responsible for (and shall indemnify and hold the Seller harmless from and against) all Taxes with respect to the Purchased Assets, regardless of when due and payable, (i) with respect to all taxable periods beginning after the Effective Time, (ii) with respect to all Straddle Periods, but only with respect to the portion of such periods commencing after the Effective Time as determined in accordance with Section 6.7(d), (iii) of another Person payable pursuant to any Contract that is a Purchased Asset, and (iv) with respect to any Taxes for which the Buyer is liable under this Section 6.7 (collectively, “Assumed Taxes”).

(d) All property and other ad valorem Taxes (“Property Taxes”) imposed by any Governmental Authority with respect to the Purchased Assets that are due and payable with respect to a Straddle Period (taking into account whether such Property Taxes are payable in advance or in arrears) shall be apportioned between the Pre-Transfer Period and Post-Transfer Period.  In performing such apportionment, all Property Taxes shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the relevant Taxable period regardless of how installment payments are billed or made (provided that, if as a result of the transactions contemplated by this Agreement or any transaction occurring after the Closing Date, the value of any asset is reassessed for purposes of determining the amount of such Taxes for the Straddle Period, any resulting increase in Tax shall be allocated to the Post-Transfer Period).  The Seller shall be liable for all such Property Taxes apportioned to the Pre-Transfer Period.  The Buyer shall be liable for all such Property Taxes apportioned to the Post-Transfer Period. If any other Tax relates to a Straddle Period, the Parties shall use the following conventions for determining the portion of such Tax that relates to a Pre-Transfer Period and the portion that relates to a Post-Transfer Period:  (A) in the case of Taxes similar to Property Taxes which are imposed on a periodic basis, the amount of Taxes attributable to the Pre-Transfer Period shall be determined in the same manner as for Property Taxes; and (B) in the case of all other Taxes, the amount of Taxes attributable to the Pre-Transfer Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes for such period shall be attributable to the Post-Transfer Period; provided,  however, that for purposes of clause (B), exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Transfer Period and the Post-Transfer Period in proportion to the number of days in each such period..

(e) Property Taxes for which Seller is liable under Section 6.7(d) will be an adjustment to the Closing Date Purchase Price pursuant to Section 3.2(a) and the Purchase Price pursuant to Section 3.1.    Except as otherwise expressly stated in this Section 6.7, Buyer shall pay all Property Taxes which become due and payable after the Effective Time.

(f) The Parties acknowledge that the Owned Real Property is currently treated as being used for agricultural purposes for Property Tax purposes and the Parties contemplate that Buyer will continue the agricultural use of the Owned Real Property in a manner that does not result in any “roll back” Property Taxes.  However, notwithstanding any other provisions of this Agreement, in the event that the transaction provided for in the Agreement or any sale or use by Buyer of the Owned Real Property after the Closing results in the assessment of any additional Property Taxes for any Pre-Transfer Period, including any “roll back” Property Taxes, any such additional Property Taxes shall be the obligation of Buyer.

Section 6.8 Payments Received.  After the Closing, Seller and Buyer shall hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, including any insurance proceeds, and shall account to the other for all such receipts.

Section 6.9 Prorations.  The Parties agree that they will cooperate in changing over utilities and other similar expenses for the Owned Real Property and the Feedyard to the name of Buyer effective at the Effective Time, but acknowledge and understand that there will be some expenses incurred with respect to the operation of the Feedyard, such as, but not limited to, water, electricity, and other similar expenses which may straddle the Closing Date and thus be attributable to both the Pre-Transfer Period and the Post-Transfer Period (referred to as the “Straddle

Expenses”).  The Parties shall at Closing or immediately thereafter agree to a proration of those Straddle Expenses such that Seller shall bear any Straddle Expenses attributable to the Pre-Transfer Period, and Buyer shall bear any Straddle Expenses attributable to the Post-Transfer Period (which shall be among the Assumed Obligations).

Section 6.10 Confidentiality.

(a) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Feedyard business, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by their counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) From and after the Closing, Buyer shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Feedyard business, except to the extent that Buyer can show that such information (i) is generally available to and known by the public through no fault of Buyer, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Buyer or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer shall promptly notify Seller in writing and shall disclose only that portion of such information which Buyer is advised by their counsel in writing is legally required to be disclosed, provided that Buyer shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.11 Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLES  7 and 8 hereof.

Section 6.12 Inventory Count.    Prior to the Closing, Buyer shall commence, coordinate and take, in consultation and cooperation with Seller, a physical count of all Inventory of the Feedyard business.  Such Inventory count shall be taken in accordance with the Inventory Methodology. For any issue not specifically addressed in such Inventory Methodology, the Inventory count shall be taken in accordance with generally accepted standards and be consistent with past procedures and practices of Seller and that are planned with due care and are reasonably sufficient to produce a proper count of such Inventory.  Inventory shall be priced in accordance with the Inventory Methodology.  Seller shall have the right to observe and participate in the verification of the count and the pricing of such inventory.  The foregoing procedures and calculations shall be the basis for inclusion in Proposed Inventory and Final Inventory pursuant to Section 3.3(c).

HSR Filings and Authorizations; Consummation

(a) Each of Buyer and Seller acknowledge the Premerger Notification and Report Form on Behalf of Marilyn and James Hebenstreit was filed on July 5, 2018, and Buyer and Seller shall (i) make or cause to be made all other filings (if any) required of each of them under the HSR Act, or other Antitrust Laws with respect to the transactions contemplated hereby, as promptly as practicable and, in any event, within five (5) Business Days after the date hereof (such filings under the HSR Act or any other Antitrust Law shall specifically request early termination, or equivalent, of the waiting periods thereunder), (ii) comply as promptly as practicable with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the Federal Trade Commission (“FTC”), the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent appropriate and permitted by Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith; provided,  however, that copies of filings made under the HSR Act need not be shared) and in connection with resolving any investigation or other inquiry of any of the FTC, the Department of Justice or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction.  To the extent permitted by Law, each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement.  Buyer shall pay (or has paid) all filing fees under the HSR Act or other Antitrust Laws, with the cost allocated 50% to Buyer and 50% to Seller at the Closing;  provided, that each party shall be solely responsible for the fees and expenses of its representatives (including legal counsel) in connection therewith.  Neither Buyer nor Seller shall agree to any extension of a waiting period or comparable period under the HSR Act or any other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which shall not be unreasonably withheld.

(b) To the extent permitted by Law, each of Buyer and Seller shall promptly inform the other parties hereto of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or any such transaction.  Neither Buyer nor Seller shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent appropriate and permitted by such Governmental Authority, the opportunity to attend and/or participate.  Subject to Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 6.13 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c) Each of Buyer and Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”);  provided,  however, that in no event shall Buyer be obligated to take any action to sell or dispose of any particular businesses, product lines, assets or voting securities, or take any other similar actions to secure antitrust clearance from such Governmental Authority.  Subject to the other terms of this Section 6.13(c), each of Buyer and Seller shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  In connection with and without limiting the foregoing, but subject to the other terms and conditions of this Section 6.13(c), Buyer agrees to use its reasonable efforts to take promptly any and all reasonable steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the parties hereto to close the transactions contemplated by this Agreement as expeditiously as possible (each, a “Remedial Action”); provided,  however, that any Remedial Action may, at the discretion of Seller or Buyer, be conditioned upon the consummation of the Closing.

ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Buyer of the following conditions precedent on or before the Closing Date:

Section 7.1 Accuracy of Representations and Warranties.  The representations and warranties of Seller contained herein and in any certificate or other writing delivered by Seller pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct in all material respects as of the date hereof and on and as of the Closing Date, as if made at and as of such date except for those representations and warranties that by their terms are made as of a specific date.

Section 7.2 Compliance with Agreements and Covenants. Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements 31 contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

Section 7.3 No Actions or Injunctions.  No legal action or Claim shall have been commenced against Buyer or Seller, which would prevent the Closing. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any Third Party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.4 All approvals.  Consents and waivers that are required by Section 4.3 that are listed on Schedule 7.4 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

Section 7.5 No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Section 7.6 Title.  Seller must be able to convey fee simple absolute title to the Owned Real Property and Feedyards and any mineral rights that Seller owns related to the Owned Real Property, subject in all cases to Permitted Encumbrances.  Buyer shall have received from the Title Company, with respect to each parcel of Owned Real Property, a binding commitment to issue a Title Policy or a pro forma Title Policy, subject to the payment of all applicable premiums and Title Company charges.

Section 7.7 Deliveries. Seller shall have made, at the Closing, all of the deliveries set forth in Section 10.2.
Section 7.8 Employee Matters.

(a) Employees of Seller that Buyer desires to hire must be able to provide all documentation required to prove they are legally authorized to work in the United States to Buyer’s reasonable satisfaction. Should Buyer reasonably determine within seven (7) days of the date herof that it cannot adequately staff the Feedyards due to less than twenty-seven (27) employees remaining at the Feedyard located in Tulia, Texas and thirty-one (31) employees remaining at the Feedyard located in Sublette, Kansas passing through the E-verify system or being unable or unwilling to provide required documentation, or should they refuse to accept employment, Buyer shall have the right to terminate this Agreement within seven (7) days of the hereof.

(b) Prior to Closing, Seller shall take all actions necessary (as allowed under the Law) to remove employees that are not Continuing Employees from housing provided by Seller.  Should any of Seller’s employees that are not Continuing Employees remain in housing included in the Feedyard Improvements after the Closing Date, Seller shall bear all legal costs associated with eviction proceedings to accomplish Section 10.2(b), indicating Seller must deliver “possession of the Purchased Assets”.

(c) Seller shall have paid all Liabilities related to employees including without limitation, hourly pay, commission, bonus, salary, accrued vacation, workers’ compensation, wrongful death, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date.

Section 7.9 Liens.  All liens set forth on Schedule 7.9 that are not Permitted Encumbrances must be released or resolved in a manner which permits the Title Company to satisfy the condition set forth in Section 7.6.

Section 7.10 Remediation and Environmental Matters. Seller will remove, or as applicable address, the items identified in Section 7.10(a) prior to Closing.
(a) Items to be removed or addressed prior to Closing:
(i) Debris located north of the pens at the Tulia Feedyard must be removed. Debris located at the barn west of the north residence must be removed at the Sublette Feedyard.
(ii) An underground waste oil tank located on west side of the shop must be removed by a licensed contractor at the Sublette Feedyard.

(iii) All locations of hydrocarbon staining (including, but not limited to, surrounding well and fuel filling areas), must be scraped and properly disposed of.  Hydrocarbon staining at the Sublette Feedyard must be removed which is located at chute hydraulic unit at processing barn, in the equipment parking area located west of shop, and north of processing barn associated with the manure hauler’s equipment area.  Hydrocarbon staining at the Tulia Feedyard must be removed which is located at the three active irrigation wellheads on the farmland property, and south of the maintenance shop where tractors and other feedyard equipment are parked.

(b) For the avoidance of doubt, Buyer and Seller agree that Seller shall not undertake, nor be responsible for, either prior to Closing or following Closing, any other remediation and environmental tasks, including without limitation those tasks set forth on Schedule 7.10.

Section 7.11 Environmental Testing.  Buyer has conducted Phase I testing, and in some cases Phase II testing based on the results of the Phase I testing if Buyer determined that it would be commercially reasonable for Buyer to conduct Phase II testing as part of a customary due diligence investigation of the type typically expected of a Buyer in a transaction similar to the transactions contemplated hereunder. Buyer and Seller agree that any remediation that was requested by Buyer as a result of such Phase I and Phase II testing has been completed by Seller prior to Closing and that Seller shall have no liability, and shall not be responsible for, either prior to Closing or following Closing, any further such remediation, other than as set forth in Section 7.10(a).

Section 7.12 HSR Act. The approval under the HSR Act shall have been obtained and all applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Seller of the following conditions precedent on or before the Closing Date:

Section 8.1 Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained herein and in any certificate or other writing delivered by Buyer pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct in all material respects as of the date hereof and on and as of the Closing Date, as if made at and as of such date except for those representations and warranties that by their terms are made as of a specific date.

Section 8.2 Compliance with Agreements and Covenants.  Buyer shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

Section 8.3 No Injunctions.  There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any Third Party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 8.4 Deliveries. Buyer shall have made, or be prepared to make at the Closing, all of the deliveries set forth in Section 10.3.
Section 8.5 HSR Act. The approval under the HSR Act shall have been obtained and all applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.
ARTICLE 9. EMPLOYEE RELATIONS AND BENEFITS

Section 9.1Nothing contained in this Agreement shall be construed as requiring Buyer to hire Seller’s employees, nor shall Buyer be obligated to or responsible for any of Seller’s Liabilities, responsibilities, or obligations under any Benefit Plan during the period of their employment with Seller.  The purchase contemplated in this Agreement is for the Purchased Assets only.

Section 9.2 Immediately prior to Closing, Seller shall terminate all employees of the Feedyard business who are employed and Seller shall bear any and all obligations related to such terminations.

Section 9.3Notwithstanding the terms of this Section, Buyer agrees to offer fulltime employment on at “at-will” basis to each of Seller’s employees, provided such employees are eligible for hire under applicable Law and Buyer’s policies and procedures. Upon the execution of this Agreement, Buyer is authorized to interact directly with Seller’s employees who work at the

Feedyard for purposes of assisting Buyer in making any such employment arrangements. Each of Seller’s employees who accept such offer of employment from Buyer are referred to herein as “Continuing Employees”. Buyer shall offer such employment to Continuing Employees at compensation levels, with benefits, and on other terms, as such employees and Buyer shall determine in its sole discretion.  Base wages and benefits shall be consistent and substantially comparable in the aggregate with prior levels in effect immediately prior to the Closing Date except any bonuses provided.

Section 9.4Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Feedyard business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, workers’ compensation, wrongful death, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Persons on or prior to the Closing Date.

Section 9.5Nothing contained in this Section 9 shall obligate Buyer or Seller to continue the employment of any employee of, or the service relationship of, or any particular term of employment of, any other service provider to Seller for any period of time after the Closing, and this Section 9 shall not be construed to limit the ability of Buyer or Seller to terminate the employment of any employee of, or the service relationship of, any other service provider to Seller following the Closing in accordance with applicable Law and any pre-existing contractual relationship. Further, this Section 9 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 9 or be construed as an amendment, waiver, termination, or creation of any benefit or compensation plan, program, agreement, contract, policy, or arrangement of Buyer or Seller or to limit the ability of Buyer to establish, amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement in accordance with applicable Law.

ARTICLE 10. CLOSING

Section 10.1 Closing.  Unless this Agreement is earlier terminated in accordance with ARTICLE 11 of this Agreement, the Closing shall take place at the Title Company’s office or any other location agreed upon by the Parties on or before August 15, 2018, or such other date as mutually agreed to by the parties.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Closing shall be effective as of the Effective Time.

Section 10.2 Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer the following, each dated at or prior to the Closing Date and duly executed by Seller:
(a) The Assignment and Assumption Agreements, the Deed, bills of sale and other conveyance documents (collectively, the “Conveyance Documents”) with respect to the Purchased Assets;
(b) Possession of the Purchased Assets;

(c) Certificates of title for all Vehicles included in the Purchased Assets, duly endorsed for transfer to Buyer, along with an Application for Texas and Kansas Certificates of Title completed for each Vehicle with the information and signatures of Seller as needed.

(d) Other instruments of transfer reasonably requested by Buyer to evidence the transfer of the Purchased Assets to Buyer and consummation of the transactions contemplated hereby, in each case duly executed by Seller;

(e) Certificate of Seller attaching the organizational documents of Seller, the applicable resolutions of Seller, and otherwise evidencing the authority of the officers of Seller to enter into and perform this Agreement and to execute and deliver the Conveyance Documents in form reasonably acceptable to Buyer (“Seller’s Closing Certificate”).

(f) The Consents required pursuant to Section 6.3 and Section 4.3 hereof and all Consents and waivers of any Governmental Authority or other Third Parties that are otherwise required in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the performance of Seller of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby, each of which shall be in form and substance reasonably satisfactory to Buyer;

(g) A certificate, in the form prescribed by Treasury regulations under Section 1445 of the Code, that Seller is not a foreign Person within the meaning of Section 1445 of the Code;
(h) Payment for the Title Policy to the extent required to be paid for by Seller under Section 6.5;
(i) A closing statement prepared and signed by Seller and reflecting the various charges and prorations provided for in this Agreement to the extent then known (the “Closing Statement”);
(j) An assignment of all Permits and any Easement Rights obtained prior to the Closing Date;
(k) Such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;
(l) Payoff letters or releases regarding all Liens to be removed listed in Schedule 7.9 or other evidence of satisfaction of such matters reasonably acceptable to the Title Company and Buyer; and
(m) Seller shall have executed and delivered the Transition Services Agreement.
Section 10.3 Deliveries by Buyer. At the Closing, Buyer shall make the payment described in (b) and shall deliver to Seller the following, each dated the Closing Date and duly executed by Buyer:

(a) Evidence of authority of each Buyer to enter into and consummate the transactions contemplated hereby;

(b) The Purchase Price Allocation form evidencing the information for each component of the Purchased Assets after the Purchase Price is finally determined in accordance with this Agreement and the final calculation of the Purchase Price Allocation as determined in accordance with Section 3.4.

(c) All Consents and waivers of any Governmental Authority or other Third Party that are otherwise required in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the performance of Buyer of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby, each of which shall be in form and substance reasonably satisfactory to Seller;

(d) Certificate of Buyer attaching the organizational documents of Buyer, the applicable resolutions of Buyer, and otherwise evidencing the authority of the officers of Buyer to enter into and perform this Agreement and to execute and deliver the Ancillary Agreements, in form reasonably acceptable to Seller (“Buyer’s Closing Certificate”);

(e) Buyer shall have executed the Closing Statement;
(f) Buyer shall have executed and delivered the Transition Services Agreement; and
(g) Such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 10.4 Post Closing Transfer of CAFO Permits and Other Permits and Licenses.  As soon as reasonably possible after Closing, but in any event no later than thirty (30) days following the Closing Date, Buyer shall, at its sole cost and expense, complete all required notifications and filings with all required  governmental agency, if applicable, to cause the transfer of all Seller’s Concentrated Animal Feeding Operation (CAFO) Permits and all other Permits and licenses required by the Feedyards to Buyer that have previously been transferred to Buyer at or prior to Closing.  Seller shall cooperate with Buyer for all post-closing transfers required by this Section 10.4.

ARTICLE 11. TERMINATION
Section 11.1 Termination. This Agreement may be terminated at any time on or prior to the Closing:
(a) By the mutual written agreement of Seller and Buyer;

(b) By Seller or Buyer if the Closing shall not have taken place on or before August 1, 2018, provided, however, that the terminating party shall not have failed to fulfill any obligation under this Agreement or be in breach of any representation or warranty under this

Agreement, which failure or breach was the primary cause of or primarily resulted in the failure of the Closing to occur on or before such date;

(c) By Seller or Buyer, if any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(d) By Seller or Buyer, if prior to the Closing Date, the other Party is in default or breach in any material respect of any representation, warranty, covenant, or agreement contained herein which default has prevented the satisfaction of any condition to the obligations of Buyer at the Closing, and such default or breach shall not be cured within ten (10) Business Days after the date notice of such breach is delivered by the Party claiming such default or breach to the Party in default or breach.

Section 11.2 Effect of Termination.    If this Agreement is terminated pursuant to Section 11.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Section 6.8, Section 12.3, Section 14.1,  Section 14.2,  Section 15.1,  Section 15.8,  Section 15.12,  Section 15.13,  Section 15.14, and the other terms of ARTICLE 15 to the extent any such terms survive termination, all of which shall survive the termination of this Agreement.

ARTICLE 12. INDEMNIFICATION

Section 12.1 Indemnification by Seller.  Subject to the provisions of ARTICLE 14, Seller, will indemnify, defend and hold harmless Buyer from and against any and all Losses arising out of, or in connection with:  (a) any liability of Seller (other than an Assumed Obligation) arising from any act of Seller or their officers, employees or agents arising from the operation of the Feedyards prior to the Effective Time; (b) the breach by Seller of any representation, warranty, covenant, or agreement made by them or one of them in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement; (c) any liability (other than an Assumed Obligation) of Seller arising from the ownership of or the conduct of Feedyards prior to the Effective Time;  (d) any Fraud or gross negligence by Seller in connection with this Agreement ; (f) damages to any property which is leased, which occurred prior to the Closing Date;  and (g) remediation of Environmental issues on a portion of the Purchased Assets related to items described in Section 7.10(a).

Section 12.2 Indemnification by Buyer.  Subject to the provisions of ARTICLE 14,  Buyer will indemnify, defend and hold harmless Seller from and against any Loss arising out of or in connection with:  (a) the breach by Buyer of any representation, warranty, covenant or agreement made by Buyer or one of them in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement; (b) any liability of Buyer (other than an Excluded Obligation) arising from any act of Buyer or their officers, employees or agents arising from the operation of the Feedyards at or after the Effective Time; and (c) any liability of Buyer arising from the operation of the Feedyards or ownership of the Purchased Assets after the Effective Time.

Section 12.3 Lost Profits/Consequential Damages.  Notwithstanding anything to the contrary in this Agreement, none of the Parties shall be liable or obligated to any of the other Parties for (a) lost profits or (b) consequential, indirect, special, exemplary, punitive or incidental damages of any kind.

Section 12.4 Additional Indemnifications Terms.

(a) For purposes of this Article, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b) Seller shall not be required to make any indemnification payment or otherwise be liable for any Losses relating or arising from the matters set forth on Schedule 7.10.

(c) Neither Buyer nor Seller shall be required to make any indemnification payment under this ARTICLE 12 for its respective obligations unless and until the aggregate amount of Losses exceeds two hundred, twenty-five thousand dollars ($225,000) (the “Deductible”), and Buyer or Seller, as the case may be, must only pay the amount by which Losses exceed the Deductible,  provided, however, that items listed in Section 12.1(d) and 12.1(g) are not subject to the Deductible and Seller shall pay for such costs from the first dollar of Loss.

(d) The aggregate liability of each of Buyer and Seller for its respective indemnification payments under this ARTICLE 12 shall not exceed two million, five hundred thousand dollars ($2,500,000).
(e) Buyer and Seller shall not have any claim for Losses under this Agreement to the extent such claim for Loss was reflected or settled pursuant to Section 3.3.
(f) The survival provisions of Section 15.17 of this Agreement shall be applicable to this ARTICLE 12.

Section 12.5 Indemnification Procedures.  The party making a claim under this Article 12 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of a Third Party Claim against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the

Indemnified Party shall cooperate in good faith in such defense.  The Indemnified Party shall have the right to direct the defense against such claim. The fees and disbursements of counsel shall be at the expense of the Indemnifying Party. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.4(b)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnified Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnifying Party, except as provided in this Section. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnifying Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnified Party shall give written notice to that effect to the Indemnifying Party. If the Indemnifying Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnifying Party fails to consent to such firm offer and also fails to pay for defense of such Third Party Claim, the Indemnified Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnifying Party has paid for the defense pursuant to Section 12.6(a), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d) To the extent there is any conflict between the provisions of this Section 12.5 and Section 6.7(a), the provisions of Section 6.7(a) shall control.

Section 12.6 Payments.   Once a Loss is agreed to by Seller and Buyer or finally adjudicated to be payable pursuant to this ARTICLE 12,  Seller or Buyer, as applicable, shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the maximum statutory interest allowed by Law.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 12.7 Tax Treatment of Indemnification Payments.   All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 12.8 Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be deemed waived by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE 7.  Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to Seller, the Feedyards business and the Purchased Assets, and in no event shall the Seller have any liability to Buyer with respect to a breach of representation, warranty or covenant under this Agreement to the extent that Buyer’s representatives Patrich Simpkins or Joel Jarnagin knew of such breach as of the Closing Date, for the sake of clarity this shall not include items listed in Section 7.10(a).

Section 12.9 Environmental.   Any Losses alleged or claimed by Buyer shall not be recoverable from Seller: (a) with respect to any non-compliance with Environmental Law or Permit,  any conditions of contamination or any release of hazardous materials identified through any phase II investigation or any environmental testing, sampling, monitoring or analysis, or any report to any Governmental Authority, which in each case is not expressly required by Environmental Law, and (b) except to the extent such investigation, corrective, remedial, response, cleanup, monitoring or other actions taken related to any alleged non-compliance with or liability under any Environmental Laws is, in each case, required to comply with Environmental Laws and is conducted in the most cost effective manner, assuming continued industrial use of the Owned Real Property and employing industrial risk based standards and institutional controls.

Section 12.10 Remedies.  The remedies in this ARTICLE 12 are the sole and exclusive remedies available to Buyer and Seller in connection with this Agreement and the transactions contemplated hereby other than with respect to the terms of Section 3.3 and with respect to ARTICLE 11 of this Agreement.

ARTICLE 13. DESTRUCTION OF PURCHASED ASSETS

Section 13.1 Risk of Loss.    Subject to the terms of ARTICLE 11 and ARTICLE 12, all risk, of whatever nature or kind, of Loss, destruction, or damage to any or all of the Purchased Assets agreed to be sold under the terms of this Agreement shall remain with Seller until the Closing.  After the Closing, all risk shifts to Buyer.

Section 13.2 Termination upon Destruction.  As of the Closing, if the Purchased Assets shall have been subjected to Loss or damage of such a magnitude as to prevent Buyer, in its reasonable discretion, from operating or using the Purchased Assets substantially in the manner operated or used by Seller as of the date of this Agreement and such Loss or damage has prevented the satisfaction of any condition to the obligations of Buyer at the Closing, then Buyer may elect to terminate this Agreement.

ARTICLE 14. DEFAULT AND REMEDIES

Section 14.1 Seller Default.  If Seller fails to perform its obligations under this Agreement (“Seller Default”), Buyer may terminate this Agreement pursuant to, and to the extent permitted by, the provisions of, and standards set forth in, Section 11.1 of this Agreement by written notice to Seller.    In addition, Buyer shall be entitled to receive as liquidated damages a breakup fee of $250,000 (the “Liquidated Damages”).  The Parties intend that the Liquidated Damages constitute compensation, and not a penalty. The Parties acknowledge and agree that the Buyer’s harm caused by a Seller’s Default would be impossible or very difficult to accurately estimate at the time of the Agreement, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from a Seller Default. The Seller’s payment of the Liquidated Damages is the Seller’s sole liability and entire obligation and the Buyer’s exclusive remedy for any Seller Default.

Section 14.2 Buyer’s Default.  If Buyer fails to perform its obligations under this Agreement (“Buyer Default”),  Seller, may terminate this Agreement pursuant to, and to the extent permitted by, the provisions of, and standards set forth in, Section 11.1 of this Agreement by written notice to Buyer.   In addition, Seller shall be entitled to receive as liquidated damages a breakup fee of $250,000 (the “Liquidated Damages”).  The Parties intend that the Liquidated Damages constitute compensation, and not a penalty. The Parties acknowledge and agree that the Seller’s harm caused by a Buyer’s Default would be impossible or very difficult to accurately estimate at the time of the Agreement, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from a Buyer Default. The Buyer’s payment of the Liquidated Damages is the Buyer’s sole liability and entire obligation and the Seller’s exclusive remedy for any Buyer Default.

ARTICLE 15. MISCELLANEOUS

Section 15.1 Expenses.    Except as otherwise provided herein, each Party hereto shall bear its own expenses with respect to the transactions contemplated hereby. In furtherance of the foregoing, in the event of any lawsuit or other legal proceeding among the Parties with respect to this Agreement, in addition to any other remedies provided for in this Agreement, each Party or Parties shall be responsible for its own attorney’s fees and expenses.

Section 15.2 Amendment. This Agreement may be amended, modified or supplemented only by a writing signed by Buyer and Seller.

Section 15.3 Interpretation.    The headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the Parties that its terms may not be construed against any of the Parties by reason of the fact that it was prepared by one of the Parties.

Section 15.4 Notices.    Any notice, claim, demand, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given upon the earliest of (a) when received if given in person; (b) on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or by a nationally recognized overnight courier or a courier service (receipt requested);  (c) on the date of transmission if sent by facsimile or other wire transmission (receipt confirmed); (d)  three (3) Business Days after being deposited in the mail, certified or registered with return receipt requested, postage prepaid; or (e) on the date sent by electronic mail, if, and only to the extent, electronically confirmed:

If to Seller, addressed as follows:

James Hebenstreit

4900 Main Street

Kansas City, Missouri 64112

Email: jbhebenstreit2@gmail.com

with copy to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attention:  Oscar A. David and Kristin D. Wickler

Facsimile:  (312) 558-5700

Email: odavid@winston.com and kwickler@winston.com

If to Buyer, addressed as follows:

Green Plains Cattle Company LLC

1811 Aksarben Dr.

Omaha, Nebraska 68106

Attn:  Chief Legal and Administration Officer

Email: michelle.mapes@gpreinc.com

or to such other individual or address or facsimile number as a party hereto may designate for itself by notice given as herein provided.

Section 15.5 Waivers.    The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 15.6 Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; provided, however, that neither this Agreement, nor any Ancillary Agreements (except as may be expressly provided otherwise in any such Ancillary Agreement) nor any right or obligation hereunder or thereunder may be assigned by any Party hereto other than to an Affiliate of such Party without the prior written consent of the other Party; provided further, that no such assignment shall relieve a Party from its obligations under this Agreement or any Ancillary Agreement.

Section 15.7 No Third Party Beneficiaries.    This Agreement is solely for the benefit of the Parties hereto and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right.

Section 15.8 Publicity.    No public announcement or other publicity regarding the transactions referred to herein shall be made by Buyer or Seller or any of Seller’s respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Seller and Buyer, respectively.  Any announcement shall be agreed to by the Parties as to form, content, timing and manner of distribution or publication.

Section 15.9 Further Assurances.  Seller and Buyer agree to reasonably cooperate with each other in connection with obtaining the satisfaction of the conditions set forth in ARTICLE 7 and ARTICLE 8 and shall undertake commercially reasonable efforts to cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the provisions of this Agreement before and after the Closing Date.  Seller and Buyer agree to reasonably execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonable to consummate or implement expeditiously the transactions contemplated by this Agreement and any agreement, document or instrument contemplated herein.

Section 15.10 Severability.    If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 15.11 Entire Understanding.    This Agreement and the Ancillary Agreements set forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated and supersede any and all prior agreements, arrangements and understandings among such Parties relating to the subject matter hereof.

Section 15.12 Applicable Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 15.13 Submission to Jurisdiction; Stipulation as to Venue.    Each party hereto irrevocably agrees that the courts of the County of New Castle, State of Delaware or the United States of America for the District of Delaware are to have exclusive jurisdiction to settle any claims, differences or disputes which may arise out of or in connection with this Agreement, and stipulates that venue will be appropriate in any of such courts.

Section 15.14 Waiver of Jury Trial.    The Parties hereby waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any Ancillary Agreement, whether now existing or hereafter arising, and whether grounded in contract, tort, strict liability or otherwise.  The Parties agree that either of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained for agreement among the Parties irrevocably to waive trial by jury and that any proceeding whatsoever between them relating to this Agreement or any of the contemplated transactions shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 15.15 Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.  Facsimile or other electronic transmission of any signed original document and/or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

Section 15.16 Passage of Title and Risk of Loss.    Legal title, equitable title, and risk of loss in respect of the Purchased Assets will pass to Buyer at the Closing, will be deemed effective for tax, accounting, and other computational purposes as of the Effective Time.

Section 15.17 Survival.  Subject to the limitations and other provisions of this Agreement, all of the representations, warranties, covenants and agreements of the Parties contained herein, shall survive the Closing and shall remain in full force and effect until the date that is twelve months from the Closing Date.  The covenants and agreements contained herein which by their terms are to be performed in whole on or prior to the Closing Date, shall survive only to the Closing.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Asset Purchase and Sale Agreement as of the date first above written.

SELLER:

Bartlett Cattle Company, L.P.,

a Texas limited partnership

By:      Bartlett GP, LLC

Its:       General Partner

By:      Bartlett and Company, LP

Its:       Manager

By:      Bartlett International, Inc.

Its:       General Partner

By:	/s/ James B. Hebenstreit
Name:	James B. Hebenstreit
Title:	Chairman

BUYER:

GREEN PLAINS CATTLE COMPANY LLC,

a Delaware limited liability company

By:	/s/ Patrich Simpkins
Name:	Patrich Simpkins
Title:	Chief Development Officer

[Signature Page to Asset Purchase Agreement]